Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal Third Quarter 2010 Results

•	Net Sales Increase 6% to $52.2 million
•	NanoKnife® IRE System Net Sales of $724,000
•	Net Income of $3.3 Million, or $0.13 EPS
•	Operating Cash Flow of $11.4 Million
•	Company Reiterates Fiscal 2010 Guidance
•	Conference Call Begins Today at 4:30 p.m. Eastern Time

ALBANY, NY (March 31, 2010) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal third quarter ended February 28, 2010.

Net sales in the third quarter totaled $52.2 million, a 6% increase over the $49.4 million reported for the third quarter last year.  Oncology/Surgery sales increased 19% to $13.7 million from the third quarter a year ago and included $724,000 in NanoKnife® IRE System sales.  Year-to-date NanoKnife IRE System sales totaled $1.5 million.  Peripheral Vascular sales grew 8% from the third quarter a year ago to $22.4 million.  Access sales were $16.1 million in the quarter, a decrease of 6% from the third quarter a year ago.

Gross margin was 58.0% compared with 61.1% a year ago, with the decline primarily attributable to lower selling prices for certain Access and Peripheral Vascular products due to a competitive pricing environment and higher material costs for certain Access products.  Operating income was $5.6 million in the quarter compared with $2.6 million a year ago, which included $2.8 million in costs associated with the CEO transition.  Net income was $3.3 million, or $0.13 per share, compared with $1.9 million, or $0.08 per share, a year ago.

The Company generated $11.4 million in cash flow from operations in the third quarter.  At February 28, 2010, cash and investments totaled $85.8 million, and long-term debt was $6.6 million.

For the nine months ended February 28, 2010, net sales were $155.8 million, a 10% increase over the $142.2 million reported for the prior year period; gross margin was 59.1% compared with 61.4% for the prior year; operating income was $14.5 million compared with $11.3 million for the prior year; and net income was $8.6 million, or $0.35 per share, compared with $7.0 million, or $0.29 per share, last year.

“Our third quarter results were driven by continued revenue growth in our Oncology/Surgery and Peripheral Vascular businesses, offset by market pricing pressure and delayed product launches in our Access business,” said Jan Keltjens, President and CEO.  “We are pleased with the revenue generated by our NanoKnife IRE System in its second quarter of commercial launch.  Our IRE technology continues to gain clinician interest and five hospitals acquired the system this quarter. In addition, we are also pleased with the increasing strength of our Varicose Vein business, as well as the performance of our recently launched new Micro-Introducer product line.

“In the face of the difficult pricing environment for some of our products, we have managed operating expenses tightly to offset the resulting pressure on gross margins, thereby preserving operating profitability and margin,” Mr. Keltjens continued.  “New product launches, sales momentum in Peripheral Vascular and Oncology, strong expense management and the impact of operational improvements position us for continued growth in fiscal 2010 and we expect sequential improvement in our gross margin in the fiscal fourth quarter.  In addition, today we are reiterating our overall guidance for the year.”

Highlights of the quarter, and more recent activities, include the following:

•
The strong market response to AngioDynamics’ NanoKnife IRE System commercial sales program continued as physicians at numerous institutions treated an additional 50 patients since early January. The total number of patients treated to date with the NanoKnife system at 11 centers now stands at 154.  Procedures have been performed in many organs, including prostate, liver, lung, and pancreas.

•
The protocol for an international pilot study of the use of the NanoKnife IRE System in the treatment of early stage hepatocellular carcinoma was approved and patient recruitment has started.  This study, titled “A Prospective, Multi-Center, Clinical Trial Using Irreversible Electroporation (IRE) for the Treatment of Early-Stage Hepatocellular Carcinoma (HCC),” is being conducted under the supervision of Dr. Riccardo Lencioni of the University of Pisa School of Medicine and Dr. Jordi Bruix of the Barcelona Liver Cancer Group of the University of Barcelona. Updates on the status of the study can be found at www.clinicaltrials.gov.

•
A book titled “Irreversible Electroporation” was recently published by Springer Berlin Heidelberg. It is edited by Boris Rubinsky, a Professor of the Graduate School at the University of California, Berkeley. The book’s chapters include one by the book’s editor and Dr. Gary Onik of the School of Medicine at the University of Central Florida, titled, ‘Irreversible Electroporation: First Patient Experience Focal Therapy of Prostate Cancer,’ and another by Dr. Kenneth Thomson of The Alfred hospital in Melbourne Australia titled, ‘Human Experience with Irreversible Electroporation.’

•
AngioDynamics entered into a Fourth Amendment of the Company’s April 2006 agreement with Biocompatibles UK Limited under which AngioDynamics’ exclusive US distribution rights to the embolization product, LC Bead™, were extended to December 31, 2011.

•
The new Centros® self-centering, chronic hemodialysis access catheter was introduced.  Using Curved Tip™ Catheter Technology, Centros is designed to reduce clots and sheathing by preventing contact between the catheter tips and vascular wall.

•
The Benephit® PROVIDE registry has made substantial progress and is actively enrolling patients.  As of today, 18 patients have been enrolled at six sites, and additional sites are expected to begin enrolling patients in the near future.   PROVIDE is an independently managed clinical registry designed to gather data from interventional radiologists, nephrologists and surgeons on the clinical use of the Benephit catheter for Targeted Renal Therapy from approximately 1,000 patients during the next year.

Fiscal 2010 Guidance

The Company’s outlook for fiscal 2010 remains unchanged from its last update on January 5, 2010, and is as follows:

•	Net sales in the range of $214 million to $217 million, an increase of 10-11% over fiscal 2009 net sales
•	Gross margin in the range of 59-60% of net sales
•	GAAP operating income in the range of $19 million to $21 million
•	EBITDA in the range of $31 million to $33 million
•	GAAP EPS in the range of $0.46 to $0.48, inclusive of a $0.24 EPS impact from IRE investments

Conference Call

AngioDynamics management will host a conference call to discuss its fiscal third quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (800) 762-8779.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.  In addition, a replay of the call will be available at http://investors.angiodynamics.com.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. (“AngioDynamics” or the “Company”) is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company’s diverse product lines include market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2009. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$52,207	$49,447	$155,758	$142,234
Cost of sales	21,934	19,225	63,746	54,862
Gross profit	30,273	30,222	92,012	87,372
% of net sales	58.0%	61.1%	59.1%	61.4%

Operating expenses
Research and development	4,289	4,692	13,901	13,079
Sales and marketing	14,032	13,906	44,433	41,516
General and administrative	4,075	3,830	12,183	11,578
CEO Transition Costs	-	2,841	-	3,041
Amortization of intangibles	2,284	2,323	7,007	6,816
Total operating expenses	24,680	27,592	77,524	76,030
Operating income	5,593	2,630	14,488	11,342
Other income (expense), net	(233)	93	(688)	(658)
Income before income taxes	5,360	2,723	13,800	10,684
Provision for income taxes	2,027	811	5,227	3,654
Net income	$3,333	$1,912	$8,573	$7,030

Earnings per common share
Basic	$0.14	$0.08	$0.35	$0.29
Diluted	$0.13	$0.08	$0.35	$0.29

Weighted average common shares
Basic	24,622	24,366	24,523	24,342
Diluted	24,867	24,484	24,722	24,501

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Operating income	$5,593	$2,630	$14,488	$11,342

Amortization of intangibles	2,284	2,323	7,007	6,816
Depreciation	753	709	2,249	1,998
EBITDA	$8,630	$5,662	$23,744	$20,156

EBITDA per common share
Basic	$0.35	$0.23	$0.97	$0.83
Diluted	$0.35	$0.23	$0.96	$0.82

Weighted average common shares
Basic	24,622	24,366	24,523	24,342
Diluted	24,867	24,484	24,722	24,501

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
(in thousands)

	Three months ended		Nine months ended
	Feb 28,	Feb 28,	Feb 28,	Feb 28,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Sales by Business Unit
Peripheral Vascular	$22,412	$20,743	$66,639	$60,947
Access	16,087	17,176	48,994	48,931
Oncology/Surgery	13,708	11,528	40,125	32,356
Total	$52,207	$49,447	$155,758	$142,234

	-	-	-	-

Net Sales by Geography
United States	$46,380	$44,074	$138,781	$126,262
International	5,827	5,373	16,977	15,972
Total	$52,207	$49,447	$155,758	$142,234

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb 28,	May 31,
	2010	2009
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$37,513	$27,909
Marketable securities	48,265	40,278
Total cash and investments	85,778	68,187

Receivables, net	26,536	27,181
Inventories, net	34,115	36,928
Deferred income taxes	6,049	9,337
Prepaid income taxes	3,986	3,694
Prepaid expenses and other	1,887	3,271
Total current assets	158,351	148,598

Property, plant and equipment, net	23,293	22,183
Intangible assets, net	60,738	67,770
Goodwill	161,974	161,974
Deferred income taxes	2,641	4,263
Other non-current assets	5,298	3,915
Total Assets	$412,295	$408,703

Liabilities and Stockholders' Equity
Current portion of long-term debt	$255	$265
Contractual payments on acquisition of business, net	-	5,227
Other current liabilities	18,515	24,207
Long-term debt, net of current portion	6,615	6,810
Total Liabilities	25,385	36,509

Stockholders' equity	386,910	372,194
Total Liabilities and Stockholders' Equity	$412,295	$408,703

Shares outstanding	24,725	24,428

(2)   Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended
	Feb 28,	Feb 28,
	2010	2009
	(unaudited)

Cash flows from operating activities:
Net income	$8,573	$7,030
Depreciation and amortization	9,256	8,814
Tax effect of exercise of stock options	(145)	(104)
Deferred income taxes	4,943	2,438
Stock-based compensation	3,672	4,508
Other	(652)	912
Changes in operating assets and liabilities
Receivables	713	1,198
Inventories	3,170	(6,444)
Accounts payable and accrued liabilities	(5,708)	1,704
Litigation provision	-	(6,757)
Other	(8)	(259)
Net cash provided by operating activities	23,814	13,040

Cash flows from investing activities:
Additions to property, plant and equipment	(3,394)	(3,472)
Acquisition of intangible assets and businesses	(5,342)	(17,078)
Change in restricted cash	-	68
Purchases, sales and maturities of marketable securities, net	(8,185)	10,516
Net cash provided by (used in) investing activities	(16,921)	(9,966)

Cash flows from financing activities:
Repayment of long-term debt	(205)	(9,955)
Proceeds from exercise of stock options and ESPP	2,934	1,765
Net cash provided by (used in) financing activities	2,729	(8,190)

Effect of exchange rate changes on cash	(18)	(148)
Increase (Decrease) in cash and cash equivalents	9,604	(5,264)

Cash and cash equivalents
Beginning of period	27,909	32,040
End of period	$37,513	$26,776